Filed Pursuant to Rule 424(b)(3)

Registration No. 333-168666

inContact, Inc.

5,431,632 Shares of Common Stock

PROSPECTUS SUPPLEMENT NO. 1

To Reoffer Prospectus dated August 9, 2010

This is a supplement to our reoffer prospectus dated August 9, 2010, relating to 5,431,632 shares of common stock, par value $0.0001 per share, of inContact, Inc., which may be offered and resold from time to time by persons who acquire the shares under different compensatory arrangements that inContact has established. The purpose of this supplement is to add two persons to the list of Selling Security Holders disclosed in the reoffer prospectus. While making this change, we are also updating information presented in the Selling Security Holders section of the reoffer prospectus.

This supplement should be read in conjunction with the reoffer prospectus and may not be delivered or utilized without the reoffer prospectus. This supplement is qualified by reference to the reoffer prospectus, except to the extent that the information provided by this supplement supersedes the information contained in the reoffer prospectus. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings specified in the reoffer prospectus.

The securities offered by the Selling Security Holders involve a high degree of risk. You should carefully consider the “Risk Factors” referenced in the Reoffer Prospectus in determining whether to purchase the common stock.

The date of this supplement is July 20, 2011.

EXPLANATORY NOTE

The information appearing under the caption “Selling Security Holders” beginning on page 7 of the reoffer prospectus is amended and restated in its entirety below to reflect the following:

(1) Mariann McDonagh, Executive Vice President and Chief Marketing Officer, and Jim Tanner, Executive Vice President, Product and Strategy, have been added as selling security holders because a portion of the options they hold to purchase common stock under our 2008 Equity Plan have vested;

(2) On June 24, 2011, Scott Welch, Executive Vice President and Chief Operating Officer, exercised options to purchase 100,000 common shares and sold the shares under this prospectus;

(3) On June 29, 2011, Frank Maylett, Executive Vice President of Sales, exercised options to purchase 4,686 common shares and sold the shares under this prospectus; and

(4) The information presented is being updated to reflect options that have vested and other awards under the 2008 equity Plan since August 9, 2010.

SELLING SECURITY HOLDERS

The following table sets forth as of July 15, 2011, the name of each of the selling security holders, the number of shares of common stock that each selling security holder owns beneficially, the number of shares of common stock issuable under awards to the selling security holders under the 2008 Equity Plan and the Stock Option Agreements owned by each selling security holder that may be offered for resale from time to time by this prospectus, the number of shares of common stock that would be owned by each selling security holder assuming all offered shares are sold, and the percent of our outstanding common stock each selling security holder will continue to hold assuming the sale of all the common stock offered. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

Selling Security Holder (1)	Number of Shares Owned (2)	Number of Shares Offered (3)	Number of Shares Owned After	Percentage Owned After
Paul Jarman	1,157,886	1,001,800	156,086	0.4
Gregory Ayers	375,000	375,000	-0-	-0-
Scott Welch	310,000	310,000	-0-	-0-
Frank Maylett	395,314	395,314	-0-	-0-
Jim Tanner	225,000	225,000	-0-	-0-
Mariann McDonagh	300,000	300,000	-0-	-0-
Theodore Stern	1,729,632	166,919	1,562,713	3.5
Steve Barnett	623,602	245,302	378,300	0.9
Paul F. Koeppe	446,302	224,302	222,000	0.5
Blake O. Fisher, Jr.	229,302	214,302	15,000	0.1
Mark J. Emkjer	83,586	83,586	-0-	-0-

(1)	Each of the persons listed is an affiliate of inContact (as defined in rule 405 adopted under the Securities Act) because he or she now serves as an executive officer and/or a director.
(2)	The number of shares listed includes all shares that may be offered under this prospectus even though the offered shares may not deemed to be beneficially owned in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 because the shares are issuable under awards and options that are subject to vesting and/or are not exercisable within 60 days of the date of this prospectus. All other shares included in these figures are included in accordance with Rule 13d-3. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage of beneficial ownership is based on 43,295,106 shares of common stock outstanding as of June 30, 2011.
(3)	Information regarding stock options and restricted stock units covering the shares that may be offered is set forth below.

Stock Options

The following table lists the terms of stock options held by the selling security holders with respect to which the common shares may be sold under this prospectus.

Name	Issue Date	Expiration Date	No. of Shares	Exercise Price
Paul Jarman	01-01-99	11-04-13	111,244.00	$2.70
	01-01-99	11-04-13	18,541.00	$5.39
	05-13-99	11-04-13	87,015.00	$2.00
	11-11-03	11-04-13	150,000.00	$2.50
	11-08-05	11-04-13	150,000.00	$2.50
	11-08-05	11-04-13	75,000.00	$2.00
	03-07-07	11-04-13	225,000.00	$3.50
	03-11-09	03-11-14	100,000.00	$1.76
	01-18-11	01-18-16	85,000.00	$3.34
Gregory Ayers	03-16-09	03-16-14	325,000.00	$1.78
	01-18-11	01-18-16	50,000.00	$3.34
Scott Welch	01-14-04	11-04-13	25,000.00	$3.05
	03-07-07	11-04-13	150,000.00	$3.50
	01-09-08	11-04-13	25,000.00	$4.20
	03-11-09	03-11-14	60,000.00	$1.76
	01-18-11	01-18-16	50,000.00	$3.34
Frank Maylett	05-05-08	11-04-13	245,314.00	$2.87
	03-06-09	03-06-14	50,000.00	$1.69
	03-11-09	03-11-14	25,000.00	$1.76
	01-18-11	01-18-16	75,000.00	$3.34
Jim Tanner	11-30-09	11-30-14	150,000.00	$2.33
	03-10-10	03-10-15	75,000.00	$3.17
Mariann McDonagh	03-16-10	03-16-15	250,000.00	$3.09
	01-18-11	01-18-16	50,000.00	$3.34
Theodore Stern	01-14-04	11-04-13	10,000.00	$3.05
	11-08-05	11-04-13	1,667.00	$2.00
	11-08-05	11-04-13	18,333.00	$2.00
	11-07-06	11-04-13	20,000.00	$3.11
	11-06-07	11-04-13	25,000.00	$4.57
Steve Barnett	01-12-05	11-04-13	5,000.00	$2.65
	01-14-04	11-04-13	15,000.00	$3.05
	11-08-05	11-04-13	2,292.00	$2.00
	11-08-05	11-04-13	25,208.00	$2.00
	11-07-06	11-04-13	27,500.00	$3.11
	11-06-07	11-04-13	35,000.00	$4.57
	11-26-07	11-04-13	25,000.00	$4.57
Paul F. Koeppe	09-29-04	11-04-13	30,000.00	$2.25
	01-12-05	11-04-13	5,000.00	$2.65
	11-08-05	11-04-13	2,083.00	$2.00
	11-08-05	11-04-13	22,917.00	$2.00
	11-07-06	11-04-13	25,000.00	$3.11
	11-06-07	11-04-13	32,000.00	$4.57

Name	Issue Date	Expiration Date	No. of Shares	Exercise Price
Blake O. Fisher, Jr.	09-29-04	11-04-13	30,000.00	$2.25
	11-08-05	11-04-13	1,667.00	$2.00
	11-08-05	11-04-13	18,333.00	$2.00
	11-07-06	11-04-13	20,000.00	$3.11
	05-09-07	11-04-13	5,000.00	$4.20
	11-06-07	11-04-13	32,000.00	$4.57

Restricted Stock Units

On November 5, 2008, the Board of Directors approved an annual compensation package for the non-employee Directors. Under the package, non-employee directors receive a cash payment of $30,000 per year paid in monthly installments and an annual award of equity compensation paid through an award of 50,000 restricted stock units under our 2008 Equity Incentive Plan, which had a fair market value of approximately $50,000 on the date of grant. The restricted stock units vest in equal monthly installments over the one-year period following the date of the award; provided, that vesting is accelerated in the event of a greater than 50 percent change in voting control or membership of the Board of Directors or a disposition of more than 50 percent of our assets. Each restricted stock unit represents the right to receive one share of inContact common stock (subject to adjustment in the event of a stock dividend, share combination, recapitalization or similar event) upon termination of service as a Director for any reason or the occurrence of a corporate event described above. For the period beginning December 1, 2008, the compensation package also provides for annual issuances of 15,000 additional restricted stock units to the Chairman of the Board with a fair market value of approximately $15,000, 10,000 additional restricted stock units to the Chairman of the Audit Committee with a fair market value of approximately $10,000, and 7,000 additional restricted stock units to each of the Chairpersons of the Compensation Committee and Governance Committee with a fair market value of approximately $7,000, each. At the time the compensation package was approved, the Board of Directors determined that the 15,000 restricted stock units provided for the Chairman of the Board would not be awarded to Theodore Stern, our Chairman of the Board, because he is engaged as a paid consultant to inContact.

In November 2009, the Compensation Committee recommended to the Board, and the Board approved, a proposal to extend the compensation plan for non-employee directors then in place on a month to month basis through the month of the annual meeting of stockholders, which is a period of seven months. For that period, equity compensation in the form of restricted stock units was awarded based on the same total dollar value paid in November 2008 prorated for the seven-month duration of the extension, and the number of restricted stock units granted was based on fair market value on the date of grant. Accordingly, in November 2009, 11,620 restricted stock units were awarded to each Director. The terms of the plan pertaining to the issuance of restricted stock units to the Chairpersons of the Board Committees was also extended for the same seven-month period, except the dollar value of the restricted stock units issued is now the same for all Chairpersons as that of the Chairperson of the Audit Committee. Accordingly, 2,324 additional restricted stock units were awarded to each of the Chairpersons of the Audit, Compensation and Governance Committees, and all of the restricted stock units vest in seven equal monthly installments subject to continued service. As non-employee directors serve for a term commencing with election at the annual meeting, we believe compensation arrangements should follow the same period of service. Accordingly, the compensation package for non-employee directors will be adopted following the annual meeting and no determination has been made at this time with respect to the terms of that arrangement.

On June 28, 2010, the Board of Directors approved an annual Director compensation plan, which applies to each of the directors, except Paul Jarman who is our Chief Executive Officer, and Hamid Akhavan who was appointed to the Board of Directors at the end of June 2011 under an investor rights agreement. No change was made in the annual compensation plan for the period that began July 1, 2011. The terms of the plan are as follows:

•	Cash compensation of $50,000 per year paid in equal monthly installments commencing July 1 of each year; and

•	Equity compensation paid through an annual award of restricted stock units under inContact’s 2008 Equity Incentive Plan, in number equal to $50,000 divided by the fair market value of inContact’s common stock as determined under the 2008 Equity Incentive Plan on July 1 of each annual period, which is the grant date;

•	Restricted stock unit awards vest in equal monthly installments over the one-year period commencing on the grant date;

•

Each restricted stock unit represents the right to receive one share of inContact common stock (subject to adjustment in the event of a stock dividend, share combination, recapitalization or similar event) upon termination of service as a Director for any reason, a greater than 50 percent change in voting control or membership of the Board of Directors, or a disposition of more than 50 percent of inContact’s assets; and

•

Each director serving as a chairperson of the Audit Committee, Compensation Committee, or Corporate Governance and Nominating Committee shall receive additional equity compensation paid through an annual award of restricted stock units under inContact’s 2008 Equity Incentive Plan (with the same vesting and other terms described above), in number equal to $10,000 divided by the fair market value of inContact’s common stock as determined under the 2008 Equity Incentive Plan on July 1 of each annual period, which is the grant date.

The following table shows the number of shares that may be offered by each of the persons listed that are issuable under restricted stock units.

Name	Issue Date	No. of Shares	Value per Share
Theodore Stern	07-01-11 07-01-10 11-03-09 11-05-08	10,267 20,032 11,620 50,000	$ $ $ $	4.87 2.50 2.51 1.08
Steve Barnett	07-01-11 07-01-10 11-03-09 11-05-08	12,320 24,038 13,944 60,000	$ $ $ $	4.87 2.50 2.51 1.08
Paul F. Koeppe	07-01-11 07-01-10 11-03-09 11-05-08	12,320 24,038 13,944 57,000	$ $ $ $	4.87 2.50 2.51 1.08
Blake O. Fisher, Jr.	07-01-11 07-01-10 11-03-09 11-05-08	12,320 24,038 13,944 57,000	$ $ $ $	4.87 2.50 2.51 1.08
Mark J. Emkjer	07-01-11 07-01-10 11-03-09 01-13-09	10,267 20,032 11,620 41,667	$ $ $ $	4.87 2.50 2.51 1.24

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